UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 8, 2006
ESTERLINE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06357	13-2595091

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
500-108th Avenue NE, Bellevue, Washington 98004

(Address of principal executive offices)	(Zip Code)
(425) 453-9400

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of t(he registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On March 8, 2006, Esterline Technologies Corporation, a Delaware corporation (“Esterline”), Esterline Acquisition Limited, a company formed under the laws of England and Wales and a subsidiary of Esterline, and Cobham PLC, a company formed under the laws of England and Wales (“Cobham”), entered into a Share Purchase Agreement, dated as of March 8, 2006 (the “Purchase Agreement”) for the purchase of the outstanding shares of capital stock of Wallop Defence Systems Limited, a company organized in the U.K. (“WDSL”). In December 2005, Esterline acquired FR Countermeasures Inc. from Cobham. The purchase price for WDSL was £33,750,000, or approximately $58.6 million, subject to post-closing adjustments based on indebtedness and changes in working capital of WDSL at closing. In addition, Esterline may pay up to £10,000,000, or approximately $17.4 million, as additional purchase price depending on the future performance of WDSL. The consummation of the acquisition of WDSL is subject to customary conditions, including the approval by the German competition authorities of the transactions contemplated by the Purchase Agreement.
     The press release issued by Esterline regarding the WDSL acquisition is filed as Exibit 99.1 to this report, which is incorporated into this report by reference. The press release regarding the WDSL acquisition should be read in conjunction with the note regarding forward-looking statements, which is included in the press release.
Item 9.01 Financial Statements and Exhibits
(d)     Exhibits.

Exhibit No.	Description
99.1	Press release issued by Esterline Technologies Corporation dated March 9, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION
Dated: March 17, 2006	By:	/s/ ROBERT D. GEORGE

		Title:	Name: Robert D. George Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Esterline Technologies Corporation dated March 9, 2006.